Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY REPORTS

FIRST QUARTER FISCAL 2009 FINANCIAL RESULTS

AND REAFFIRMS PREVIOUS GUIDANCE FOR

FISCAL 2009 EARNINGS

***

Company Reaffirms Full Year Guidance for EPS of $0.20-$0.60,

Excluding Goodwill Impairment Charges

Philadelphia, PA, January 27, 2009 — Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2009 ended December 31, 2008, reaffirmed its adjusted earnings guidance for the full year fiscal 2009 (excluding non-cash goodwill impairment charges), and reaffirmed its projected generation of cash available for potential debt repayments of approximately $20 million for the full year fiscal 2009.  The first quarter fiscal 2009 financial results include a $47 million non-cash goodwill impairment charge.

First Quarter Fiscal 2009 Financial Results

•                  Net sales for the first quarter of fiscal 2009 decreased 5.6% to $134.8 million from $142.9 million for the first quarter of fiscal 2008 and were lower than the Company’s guidance range of $136.5-$138.5 million provided in its November 18, 2008 press release.  The decrease in sales versus last year resulted primarily from a decrease in Sears leased department sales, due to the closure of all of the Company’s remaining leased departments within Sears stores during the month of June 2008 and, to a much lesser extent, from reduced sales volume from the ongoing closure of certain underperforming stores and a slight decrease in comparable store sales.

•                  Comparable store sales decreased 0.5% during the first quarter of fiscal 2009 (based on 964 locations) versus a comparable store sales decrease of 4.1% during the first quarter of fiscal 2008 (based on 1,352 locations).  The Company’s guidance range for first quarter comparable sales was flat to up 1.5% per its November 18, 2008 press release.

-More-

•                  Net income before the goodwill impairment charge was $0.1 million, or $0.01 per common share (diluted) for the first quarter of fiscal 2009, an improvement over the first quarter of fiscal 2008 net loss of $(0.4) million, or $(0.06) per common share.  This first quarter fiscal 2009 adjusted earnings performance was consistent with the Company’s revised guidance, provided in its January 8, 2009 press release, of diluted earnings per share of approximately breakeven ($0.00) per share, and exceeded the previous guidance range of between a loss of $(0.10) and breakeven per share provided in its November 18, 2008 press release.

•                  The Company recorded a non-cash goodwill impairment charge of $47.0 million, on both a pretax and after tax basis, in the first quarter of fiscal 2009.  As a result of a substantial decrease in the market price of the Company’s common stock subsequent to September 30, 2008, reflecting the very difficult market conditions of recent months, the Company reassessed the carrying value of its goodwill as of December 31, 2008 in accordance with the interim period requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and concluded that its goodwill was impaired.  The $47.0 million goodwill impairment charge recorded in the first quarter reflects the preliminary indication from the impairment analysis performed to date, and may be adjusted when all aspects of the analysis are completed. Non-cash goodwill impairment charges do not have any adverse effect on the covenant calculations under the Company’s debt agreements or the Company’s overall compliance with the covenants of its debt agreements.

•                  Net loss for the first quarter of fiscal 2009 was $(46.9) million, or $(7.86) per common share (diluted), which included the $47.0 million non-cash goodwill impairment charge, compared to net loss for the first quarter of fiscal 2008 of $(0.4) million, or $(0.06) per common share (diluted), which had no goodwill impairment charge.

•                  Adjusted EBITDA was $6.1 million for the first quarter of fiscal 2009 compared to $6.5 million of Adjusted EBITDA for the first quarter of fiscal 2008.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Retail Locations

The table below summarizes store opening and closing activity for the first quarter of fiscal 2009 and 2008, as well as the Company’s store and total retail location count at the end of each fiscal period.

	First Quarter Ended
	12/31/2008	12/31/2007

Store Openings
Total	7	7
Multi-Brand Store Openings	2	2

Store Closings
Total	11	16
Closings Related to Multi-Brand Store Openings	3	8

Period Ending Retail Location Count
Stores	750	772
Leased Department Locations	283	772
Total Retail Locations	1,033	1,544

The decrease in leased department locations at the end of December 2008 versus the end of December 2007 predominantly reflects the closure of all the remaining leased departments within Sears stores in June 2008, as a result of the ending of the Company’s relationship with Sears, as compared to the 478 Sears leased departments operated by the Company at the end of December 2007.

Commentary

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “Although our sales for the first quarter were somewhat lower than planned, we are very pleased that our earnings for the first quarter, excluding the goodwill impairment charge, slightly exceeded the top end of the earnings guidance range we provided in our November 18, 2008 press release.  As for our sales performance, although we experienced a slight 0.5% decline in comparable store sales for the quarter, we believe our sales performance is very respectable in light of the extremely difficult overall retail environment of recent months and the significant comparable store sales declines experienced by many retailers.  Also, we believe we are taking the right actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while still reducing inventory levels, resulting in better than planned gross margin performance and lower than planned expenses for the first quarter.  This strong operational and financial control enabled us to beat our earnings guidance even with sales missing our guidance.”

Goodwill Impairment

Mr. Krell continued, “As a result of a substantial decrease in our stock price subsequent to September 30, 2008, reflecting the very difficult market conditions of recent months, we evaluated our goodwill for potential impairment as of December 31, 2008 in accordance with accounting requirements.  Based on the preliminary results of this evaluation, we recorded a $47.0 million non-cash goodwill impairment charge in the first quarter of fiscal 2009.  This charge does not have any adverse effect on the covenant calculations of our debt agreements or our overall compliance with the covenants of our debt agreements.”

Strong Financial Condition

Mr. Krell further stated, “We continue to be in a strong financial position and are very focused on continuing to generate free cash flow and continuing to deleverage our balance sheet.”

•                  The Company has reduced its total debt by $24.2 million in the past twelve months (including $10.2 million of debt repaid during the first quarter of fiscal 2009) and by $49.9 million over the past 2 1/4  years, bringing its total debt down to $68.4 million at December 31, 2008, compared to $92.6 million at December 31, 2007 and $118.3 million at September 30, 2006.

•                  By continuing to reduce its debt level and having refinanced its debt at lower rates in 2007, the Company has significantly reduced its annual interest expense, from $14.5 million in fiscal 2006, to $7.0 million in fiscal 2008, to a projected fiscal 2009 interest expense of approximately $5 million.

•                  The Company has minimal maturities of long-term debt prior to the March 13, 2013 maturity of its Term Loan.  The Term Loan represents $65.4 million of the Company’s total debt of $68.4 million as of December 31, 2008.

•                  At December 31, 2008, the Company had no outstanding borrowings under its credit facility and the Company had approximately $36 million of availability under the credit facility.  The Company’s credit facility is committed entirely by Bank of America and does not mature until March 13, 2012.

•                  Although the Company may choose to repurchase its stock in the future, the Company’s priority remains continued deleveraging of its balance sheet through debt repayment.

•                  The Company continues to be in full compliance with all covenants of its debt agreements.

Guidance

“Looking forward, we feel very good about our product lines and we are cautiously optimistic about our future sales trend.  Although in recent months we have seen relatively stronger sales than most retailers, with the increasingly weak current and projected overall economic environment, we are planning our sales more conservatively than we did in November 2008 when we gave our previous financial guidance for fiscal 2009.  But with our continued tight management of expenses, we are implementing additional expense reductions such that our earnings per share guidance for the full year fiscal 2009, excluding goodwill impairment charges, remains the same as the guidance we provided in November 2008.  With the very weak overall economic and retail environment, we will continue to manage our inventory and our expenditures very tightly.  We continue to plan to generate significant free cash flow during fiscal 2009 and such cash flow could be used, in part or in whole, for prepayment of debt.

“Our financial guidance for the full year fiscal 2009 is as follows:

•                  Net sales in the $539.5 to $549 million range, representing a sales decrease of between 2.8% and 4.4% versus fiscal 2008, and a reduction from our November 2008 guidance of $544 to $555 million of sales.

•                  Comparable store sales decrease of between 1.0% and 3.0%.  This compares to our November 2008 guidance for fiscal 2009 comparable store sales of between down 2.0% and flat.

•                  Gross margin for fiscal 2009 expected to increase modestly versus fiscal 2008.

•                  Total operating expenses, excluding goodwill impairment charges, planned lower than fiscal 2008 and, even with the planned lower level of sales, total operating expenses as a percentage of net sales for fiscal 2009 planned to be slightly lower than fiscal 2008, primarily resulting from the Company’s strategic restructuring, as well as the implementation of additional expense reductions and continued tight management of expenses.

•                  Operating income, excluding goodwill impairment charges, in the $7.5 to $11.4 million range, compared to fiscal 2008 operating income of $5.1 million.

•                  Diluted earnings per common share, excluding goodwill impairment charges, of between $0.20 and $0.60 per share for fiscal 2009, compared to a reported loss of $(0.23) per share for fiscal 2008, which had no goodwill impairment charges.  This fiscal 2009 earnings per share guidance is the same as the guidance provided in November 2008.  Diluted earnings per common share, on a reported basis, of between a loss of $(7.24) and $(7.64) per share for fiscal 2009, reflecting the goodwill impairment charge of $47.0 million or $7.84 per share.

•                  Adjusted diluted earnings per common share, before goodwill impairment, loss on extinguishment of debt, restructuring and other charges, are projected to be between $0.24 and $0.64 per share for fiscal 2009, compared to adjusted diluted earnings per share of $0.14 per share for fiscal 2008.

•                  Adjusted EBITDA in the $25.3 to $29.2 million range, compared to fiscal 2008 Adjusted EBITDA of $25.5 million.

•                  Open approximately 14 to 18 new stores during the year, including approximately 4 to 7 new multi-brand stores, and close approximately 45 to 55 stores, with approximately 8 to 12 of these planned store closings related to openings of new multi-brand stores, including Destination Maternity Superstores.

•                  Capital expenditures planned at between $11.0 and $12.5 million, a significant reduction from fiscal 2008 capital expenditures of $15.7 million.  After deducting projected tenant construction allowance payments to us from store landlords, the Company expects net cash outlay for capital projects to be between $7 million and $8 million, compared to $13.1 million in fiscal 2008.

•                  Inventory at fiscal 2009 year end planned to be less than fiscal 2008 year end.

•                  Given these assumptions, the Company plans to generate cash available for potential debt repayments of approximately $20 million in fiscal 2009.

“Based on our sales results thus far in January, we expect our reported comparable store sales for the full month of January to increase between 4.5% and 6.0%.  We estimate that our January 2009 reported comparable store sales will be favorably impacted by approximately 4 percentage points, due to January 2009 having one more Friday and Saturday and one less Tuesday and Wednesday compared to January 2008.

“Our financial guidance for the second quarter of fiscal 2009 is as follows:

•                  Net sales in the $128 to $131 million range.

•                  Comparable store sales of down 3.0% to 5.0% for the quarter, which are unfavorably impacted by approximately 2 percentage points due to having one less day in February 2009 compared to February 2008, as well as the later timing of Easter this year (April 12, 2009) compared to last year (March 23, 2008).

•                  Earnings per common share of between a loss of $(0.22) and $(0.35) per share, excluding goodwill impairment charges.

Company Strategy

Mr. Krell added, “As we plan our business for both fiscal 2009 and beyond, we continue to be guided by several key goals and strategic objectives:

1.               Be a profitable global leader in the maternity apparel business, treating all our partners and stakeholders with respect and fairness.

2.               Increase the profitability of our U.S. business, focusing on the following:

a.               Increase comparable store sales, with continued improvement of merchandise assortments and lower SKU count, providing a more shoppable store environment for our customers.  Capitalize on our brand restructuring to better leverage both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand to drive sales with our consumers.

b.              Control our expenditures and continue to be more efficient in operating our business—streamline, simplify and focus.

c.               Continue to expand our multi-brand Destination Maternity store chain where ROI hurdles are met, with the goal of operating fewer but larger stores over time.

d.              Continue to close underperforming stores.

3.               In addition to achieving increased comparable store sales, we aim to grow our sales where we can do so profitably, including the following areas of focus:

a.               International expansion

b.              Potential growth of our leased department and licensed relationships

c.               Selective new store openings and relocations in U.S. and Canada

d.              Continued growth in sales through the internet

e.               Continued focus on enhancing our overall customer relationship, including our marketing partnerships and futuretrust® college savings program.

4.               Focus on generating free cash flow to drive increased shareholder value, and continue to deleverage our balance sheet.

5.               Maintain and intensify our primary focus on delivering great maternity apparel product and service in each of our brands and store formats, to serve the maternity apparel customer like no one else can.

Mr. Krell concluded, “We feel very good about our Company’s position and the actions we are taking to manage our business through these challenging economic times, so that we can drive near term improvements while also making progress towards our longer term goals in order to emerge as an even stronger company when the economy recovers.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2009 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (210) 234-0026.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Destination Maternity.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, February 10, 2009 by calling (866) 463-2195.

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel, using its quick response replenishment system to “give the customer what she wants, when she wants it.”  As of December 31, 2008, Destination Maternity Corporation operates 1,033 maternity locations, including 750 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Destination Maternity Corporation distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

***

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, free cash flow or other results of operations, liquidity and financial condition, expense savings, potential debt prepayments, potential stock repurchases, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully implement our merchandise brand and retail nameplate restructuring, the success off our international expansion, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, potential goodwill impairment charges, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism, unusual weather patterns and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

First Quarter Ended

	12/31/08	12/31/07

Net sales	$134,812	$142,876
Cost of goods sold	66,957	70,914
Gross profit	67,855	71,962
Selling, general and administrative expenses	65,990	69,692
Store closing, asset impairment and asset disposal expenses	2	886
Restructuring charges	171	—
Goodwill impairment expense(1)	47,000	—
Operating income (loss)	(45,308)	1,384
Interest expense, net	1,394	1,866

Loss on extinguishment of debt	66	—
Loss before income taxes	(46,768)	(482)
Income tax expense (benefit)	147	(130)
Net loss	$(46,915)	$(352)

Net loss per share – basic and diluted	$(7.86)	$(0.06)
Average shares outstanding – basic and diluted	5,966	5,852

Supplemental information:
Net loss, as reported	$(46,915)	$(352)
Add: goodwill impairment expense, net of tax	47,000	—
Adjusted net income (loss), before goodwill impairment expense	85	(352)
Add: loss on extinguishment of debt, net of tax	42	—
Add: restructuring charges, net of tax	107	—
Adjusted net income (loss), before goodwill impairment expense, loss on extinguishment of debt and restructuring charges	$234	$(352)

Adjusted net income (loss) per share – diluted, before goodwill impairment expense (2)	$0.01	$(0.06)
Adjusted net income (loss) per share – diluted, before goodwill impairment expense, loss on extinguishment of debt and restructuring charges(2)	$0.04	$(0.06)

(1)          Reflects the Company’s preliminary estimate of non-cash goodwill impairment charges related to the write-down of goodwill required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the first quarter ended December 31, 2008.  The non-cash impairment charges are subject to finalization of certain fair value estimates and may be adjusted when all aspects of the analysis are completed.

(2)          Adjusted net income per share – diluted for the first quarter ended December 31, 2008 is based on 5,983 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2008	2008	2007

Cash and cash equivalents	$14,720	$12,148	$10,787
Inventories	77,730	88,056	96,789
Property, plant and equipment, net	65,770	66,098	68,186
Line of credit borrowings	—	—	—
Long-term debt	67,138	76,786	91,377
Stockholders’ equity(1)	41,592	89,468	87,515

(1)          Reflects the Company’s preliminary estimate of non-cash goodwill impairment charges related to the write-down of goodwill required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, during the first quarter ended December 31, 2008.  The non-cash impairment charges are subject to finalization of certain fair value estimates and may be adjusted when all aspects of the analysis are completed.

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Restructuring Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring Charges

 (in thousands, except percentages)

(unaudited)

	First Quarter Ended
	12/31/08	12/31/07

Operating income (loss)	$(45,308)	$1,384
Add: depreciation and amortization expense	3,944	4,002
Add: loss on impairment of long-lived assets	163	533
Add: goodwill impairment expense	47,000	—
Add: (gain) loss on disposal of assets	(285)	46
Add: stock compensation expense	600	558
Adjusted EBITDA(1)	6,114	6,523
Add: restructuring charges(2)	43	—
Adjusted EBITDA before restructuring charges	$6,157	$6,523

Net sales	$134,812	$142,876

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES
Supplemental Financial Information (Continued)

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)

and Adjusted EBITDA Before Restructuring Charges,

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Restructuring Charges (Continued)

 (in thousands, except percentages)

(unaudited)

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(33.6)%	1.0%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	4.5%	4.6%
Adjusted EBITDA margin before restructuring charges (Adjusted EBITDA before restructuring charges as a percentage of net sales)	4.6%	4.6%

(1)          Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) (gain) loss on disposal of assets; and (iv) stock compensation expense.

(2)          Excludes accelerated depreciation expense of $128 included in depreciation and amortization expense above.

Reconciliation of Net Loss Per Share

to Adjusted Net Income Per Share – Diluted,

Before Goodwill Impairment Expense, Loss on Extinguishment of Debt,

and Restructuring and Other Charges

(unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09	9/30/08

Net loss per share(1)	$(7.24) to (7.64)	$(0.23)
Add: per share effect of goodwill impairment expense	7.84	—
Adjusted net income (loss) per share - diluted, before goodwill impairment expense(2)	0.20 to 0.60	(0.23)
Add: per share effect of loss on extinguishment of debt	0.02	0.01
Add: per share effect of restructuring and other charges	0.02	0.36
Adjusted net income per share - diluted, before goodwill impairment expense, loss on extinguishment of debt, and restructuring and other charges(2) (3)	$0.24 to 0.64	$0.14

(1)          Projected net loss per share for the year ending September 30, 2009 is based on 5,995,000 projected average shares outstanding.

(2)          Projected adjusted net income per share – diluted for the year ending September 30, 2009 is based on 6,042,000 projected average diluted shares outstanding.

(3)          Adjusted net income per share – diluted for the year ended September 30, 2008 is based on 6,048,000 average diluted shares outstanding.

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information (Continued)

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

and Adjusted EBITDA Before Restructuring and Other Charges

(in millions, unaudited)

	Projected for the	Actual for the
	Year Ending	Year Ended
	9/30/09	9/30/08(1)

Operating income (loss)	$(35.6) to (39.5)	$5.1
Add: depreciation and amortization expense	15.0	16.0
Add: loss on impairment of long-lived assets and loss on disposal of assets	0.8	2.2
Add: goodwill impairment expense	47.0	—
Add: stock compensation expense	2.0	2.3
Adjusted EBITDA	25.3 to 29.2	25.5
Add: restructuring and other charges(2)	0.0	3.2
Adjusted EBITDA before restructuring and other charges	$25.3 to 29.2	$28.7

(1)   Components do not add to total due to rounding.

(2)          Excludes the portion of restructuring charges representing accelerated depreciation expense, which is included in depreciation and amortization expense above.

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